News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO 973-575-1300, ext. 1202 mnc@merrimacind.com

Merrimac Reports Second Quarter and Six Months 2005 Results;
Trend of Consecutive Profitable Quarters Continues

WEST CALDWELL, N.J. August 8, 2005:    Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the second quarter and first six months of 2005.

Sales for the second quarter of 2005 were $7,569,000, a 4.1 percent decrease compared to second quarter of 2004 sales of $7,896,000. Operating income for the second quarter of 2005 decreased to $416,000 compared to operating income of $459,000 for the second quarter of 2004. Net income for the second quarter of 2005 was $332,000 or $.10 per diluted share compared to net income of $444,000 or $.14 per diluted share for the second quarter of 2004, which included a tax benefit of $75,000 or $.02 per share related to certain Canadian tax credits.

For the first six months of 2005 sales of $14,827,000 decreased 4.6 percent compared to sales of $15,544,000 for the first six months of 2004. Operating income for the first six months of 2005 was $599,000 compared to operating income for the first six months of 2004 of $781,000. Net income for the first six months of 2005 was $416,000 or $.13 per diluted share compared to net income of $675,000 or $.21 per diluted share for the first six months of 2004, which included a tax benefit of $75,000 or $.02 per share related to certain Canadian tax credits.

Sales for the second quarter and first six months of 2005 were lower primarily due to the timing of the receipt of orders and their scheduled delivery dates, resulting in later shipment and conversion of these orders into sales than in the comparable periods of 2004. Gross profit percentage increased in the second quarter of 2005 due to a stronger product mix and cost and production efficiencies. Operating results for the second quarter were lower due to a reduction of gross profit resulting from decreased sales. Operating results for the first six months were lower due to a reduction of gross profit resulting from decreased sales, partially offset by lower operating expenses during the first six months of 2005 compared to the first six months of 2004.

Orders of $8,140,000 were received during the second quarter of 2005, an increase of $1,227,000 or 17.7 percent compared to $6,913,000 in orders received during the second quarter of 2004. Orders of $16,335,000 were received for the first six months of 2005, an increase of $813,000 or 5.2 percent compared to $15,522,000 in orders received for the first six months of 2004. Backlog increased by $1,508,000 or 11.6 percent to $14,453,000 at the end of second quarter 2005 compared to $12,945,000 at year-end 2004.

Chairman and CEO Mason N. Carter commented, "This was the seventh consecutive profitable quarter for the Company. Backlog and gross margin increases are primarily attributed to the product mix generated from satellite, defense and commercial wireless customers. By developing our relationships within the commercial wireless and WiMAX segments and by making further inroads in product qualification for new and existing base station infrastructure programs, we have laid the groundwork for future sales and backlog gains. In addition, our gross margins continue to benefit from increased operating efficiencies as we leverage our manufacturing capacity. Current commercial wireless demand still remains limited.

"In May, we announced the receipt of a $1.0 million advance contract for product documentation and materials procurement for Multi-Mix® integrated modules. In July we received a contract for an additional $2.1 million for this program. The Multi-Mix® subsystem provides a cost effective and enabling solution for use in this multi-year military program."

Mr. Carter continued, "Our financial results reflecting consistent performance include:

•	Gross profit of 43.2 percent for the second quarter and 42.5 percent for the first six months of 2005.

•	Orders booked of $8.1 million for the second quarter and $16.3 million for the first six months of 2005 with the year-to-date book-to-bill ratio of 1.1 to 1.

•	Cash of $4.2 million (includes $1.5 million of restricted cash) exceeds the total of current and long-term debt of $3.5 million.

•	Working capital of $10.0 million and current ratio of 3.5 to 1."

Investors are invited to participate in the financial results conference call on Monday, August 8, 2005 at 4:15 p.m. (Eastern) by dialing 1-800-262-1292 (for International callers: 1-719-457-2680) ten minutes prior to the scheduled start time, and reference the Merrimac Industries second quarter 2005 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 2456395.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:
        http://phx.corporate-ir.net/playerlink.zhtml?c=73209&s=wm&e=1115783

If you are unable to participate during the live webcast, a link to the archived webcast will be listed on the Merrimac Industries, Inc. website http://www.merrimacind.com .

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module applicable to High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and has approximately 230 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM® and Total Integrated Packaging Solutions® are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and its Canadian subsidiary Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; general economic and industry conditions; the possibilities of impairment charges to the carrying value of our Multi-Mix(R) assets, thereby resulting in charges to our earnings; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the Company's acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; failure of our Original Equipment Manufacturer, or OEM, customers to successfully incorporate our products into their systems; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers' new or enhanced products; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; foreign currency fluctuations between the U.S. and Canadian dollars; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
	July 2, 2005	July 3, 2004
Net sales	$7,569,000	$7,896,000
Gross profit	3,268,000	3,308,000
Selling, general and administrative expenses	2,344,000	2,453,000
Research and development	508,000	396,000
Operating income	416,000	459,000
Interest and other expense, net	(64,000)	(70,000)
Income before income taxes	352,000	389,000
Provision (benefit) for income taxes	20,000	(55,000)
Net income	332,000	444,000

Basic net income per common share	$.11	$.14
Diluted net income per common share	$.10	$.14

Weighted average number of shares outstanding – basic	3,141,000	3,124,000
Weighted average number of shares outstanding – diluted	3,173,000	3,164,000
	Six Months Ended
	July 2, 2005	July 3, 2004
Net sales	$14,827,000	$15,544,000
Gross profit	6,303,000	6,656,000
Selling, general and administrative expenses	4,655,000	4,908,000
Research and development	1,049,000	967,000
Operating income	599,000	781,000
Interest and other expense, net	(117,000)	(151,000)
Loss on disposition of assets	(36,000)	—
Income before income taxes	446,000	630,000
Provision (benefit) for income taxes	30,000	(45,000)
Net income	416,000	675,000

Basic net income per common share	$.13	$.22
Diluted net income per common share	$.13	$.21

Weighted average number of shares outstanding - basic	3,139,000	3,122,000
Weighted average number of shares outstanding - diluted	3,174,000	3,146,000

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	July 2, 2005	January 1, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,721,000	$2,166,000
Income tax refunds receivable	—	98,000
Accounts receivable, net	6,364,000	6,473,000
Inventories	3,520,000	2,931,000
Other current assets	704,000	583,000
Deferred tax assets	680,000	676,000
Total current assets	13,989,000	12,927,000
Property, plant and equipment, net	14,223,000	15,584,000
Restricted cash	1,500,000	1,500,000
Other assets	678,000	747,000
Deferred tax assets	407,000	439,000
Goodwill, net	3,309,000	3,378,000
Total Assets	$34,106,000	$34,575,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current portion of long-term debt	$984,000	$905,000
Other current liabilities	2,992,000	3,558,000
Total current liabilities	3,976,000	4,463,000
Long-term debt, net of current portion	2,477,000	2,778,000
Deferred liabilities	53,000	88,000
Deferred tax liabilities	648,000	648,000
Total liabilities	7,154,000	7,977,000
Stockholders' equity	26,952,000	26,598,000
Total Liabilities and Stockholders' Equity	$34,106,000	$34,575,000